EXHIBIT 23.1.
Consent of Independent Registered Public Accounting Firm

Generex Biotechnology Corporation
Toronto, Ontario

We hereby consent to the incorporation by reference in the reoffer prospectus constituting a part of this Registration Statement on Form S-8 of our report dated September 30, 2005, relating to the consolidated financial statements, and schedule of Generex Biotechnology Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the reoffer prospectus included in the Registration Statement.

BDO Dunwoody, LLP
Toronto, Ontario

August 13, 2007